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                                                                 EXHIBIT 3(ii).1

                                  MINIMED INC.
                               AMENDMENT TO BYLAWS
                              ADOPTED MAY 20, 1999




        "SECTION 3.02 Number; Election and Terms. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of the Restated Certificate of Incorporation of the Corporation and until otherwise fixed by the Board of Directors pursuant to the Restated Certificate of Incorporation, the Board of Directors shall consist of eight (8) persons. Directors need not be stockholders. Other than with respect to those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV of the Restated Certificate of Incorporation, there shall be three classes of directors (each, a "Class"), as equal in number as possible, known as Class 1, Class 2 and Class 3. The terms of office for the initial Class 1, Class 2 and Class 3 directors shall be as follows: the term of office of the initial Class 1 directors will expire at the 2000 annual meeting of stockholders; the term of office of the initial Class 2 directors will expire at the 2001 annual meeting of stockholders; and the term of office of the initial Class 3 directors will expire at the 2002 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, each director elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after his election unless, by intervening changes in the authorized number of directors, the Board shall designate the vacant directorship as a directorship of another Class in order more nearly to achieve equality in the number of directors among Classes. Notwithstanding the foregoing, each of the directors shall hold office until his successor shall have been duly elected and shall qualify or until he shall die, resign or have been removed in the manner hereafter provided.


2. Section 3.03 is amended and restated in its entirety to read as follows:

        "SECTION 3.03 Intentionally Omitted."

3. Section 3.05 is hereby amended and restated in its entirety to read as follows:

        "SECTION 3.05 Vacancies. Vacancies resulting from the death, resignation, removal, an increase in the number of directors, or any other cause, shall be filled only by a majority vote of the remaining directors, although less than a quorum (unless there are



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no directors, in which case vacancies will be filled by the stockholders) and in accordance with the rule that each Class of directors shall be as nearly equal in number of directors as possible, provided, however, that if one or more Interested Stockholders then exists, vacancies resulting from the death, resignation or removal of a Continuing Director can only be filled by the vote of a majority of the remaining Continuing Directors or, if there are no Continuing Directors, by (i) the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Stock and (ii) the affirmative vote of the holders of a majority of the Disinterested Shares as to all Interested Stockholders. (All of the foregoing capitalized terms shall have the meanings ascribed to them in the Restated Certificate of Incorporation). Notwithstanding the foregoing, in the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the Class of which he is a member until the expiration of his current term or his earlier death, resignation or removal. If any newly created directorship or vacancy on the Board of Directors, consistent with the rule that the three Classes shall be as nearly equal in number as possible, may be allocated to one or two or more Classes, the Board of Directors shall allocate it to that of the available Classes whose term of office is due to expire at the earliest date following such allocation. When the Board of Directors fills a vacancy, the director chosen to fill that vacancy shall be of the same Class as the director he or she succeeds and shall hold office until such director's successor shall have been elected and qualified or until such director shall resign or shall been removed. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office."